UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2005

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment for Principal Officers.

Resignation of Rudi Moerck. On Friday, May 20, 2005, Rudi E. Moerck resigned from the Board of Directors of Altair Nanotechnologies Inc. (the “Company” or “Altair”). Mr. Moerck served on no committees of the Board of Directors of the Company at the time of his resignation. Mr. Moerck was previously President of the Company, but his tenure as President and employment were terminated by the Company on March 7, 2005. The Company and Mr. Moerck have discussed since that time a possible post-termination consulting arrangement, extensions of Mr. Moerck options, a settlement of a dispute over ownership of intellectual property and related issues, but such discussions have not lead to any agreement or resolution.

Mr. Moerck was not nominated by the Company as a candidate for director at the upcoming shareholders meeting of the Company and, absent his resignation, his term as director would have expired this coming Thursday, May 26, 2005.

Mr. Moerck characterizes his resignation as stemming from a disagreement about the Company’s operations, policies or practices and has submitted to the Company a letter describing his perspective (the “Moerck Letter”). The Moerck Letter is attached as an Exhibit hereto. In light of the complexity of, and the inconsistencies in, the information before the Company related to Mr. Moerck’s resignation, the Company is uncertain to what extent Mr. Moerck’s resignation stems from a disagreement about the Company’s operations, policies or practices.

Response to Certain Allegations of Mr. Moerck. As is evident from the Moerck Letter, Mr. Moerck is disappointed about the diminished role he played at Altair following the hiring of Alan Gotcher as Chief Executive Officer in August 2004, Altair's pursuit of material science products and technologies in addition to the Life Science products and technologies closely associated with Mr. Moerck, Altair’s termination of his employment and Altair’s decision not to nominate him as a candidate for director at the Company’s upcoming shareholders meeting. Altair is disappointed that Mr. Moerck has chosen what it believes is an inappropriate forum and means for airing his personal and policy grievances.

The Moerck Letter includes many allegations, most of which are personal to Mr. Moerck. The Company is not inclined to respond to such allegations. The Moerck Letter also includes certain factual allegations that the Company believes are material and misleading, and accordingly, is responding below.

1. Mr. Moerck has requested that the Audit Committee of the Company investigate claims made by Altair related to improved battery electrode materials and recent press releases. The Company’s Audit Committee responded by informing Mr. Moerck that it had in place a plan for an investigation into various matters of concern. The Audit Committee also confirmed its intent to discharge its duties in accordance with governing corporate and securities laws and in the best interest of the shareholders of the Company. The Audit Committee also notified Mr. Moerck that his actions or omissions may be within the scope of the investigation and requested that Mr. Moerck cease his efforts to influence the scope and direction of the investigation. With respect to the investigation, management stresses that such an investigation is standard procedure in response to allegations of wrongdoing and that the mere fact of an investigation does not reflect a determination by any person or committee that wrongdoing has occurred. Management also notes that it has, and expects to, cooperate with all requests made in connection with the investigation.

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2. Mr. Moerck takes issue with Altair’s battery electrode initiative, claiming that the technological issues are formidable and that the time to market, and market potential. are discouraging. Mr. Moerck cites data provided to Altair in 2002 by Ntera and Xoliox as support for his position. Management believes that Xoliox has ceased to do business, and that the reports are directed to a generation of battery materials that was under development more than two years ago and that Altair’s current generation of battery electrode materials exhibit significantly improved performance and commercial potential. Management stands behind the performance claims it has made regarding batteries using Altair’s electrode materials, which were based on independent testing by a world-renowned battery research group at Rutgers University, and remains optimistic about the near-term and long-term commercial opportunities for such materials.

3. Mr. Moerck also suggests that the statements with respect to one of Altair’s battery partners, China-based Advanced Battery Technologies Inc. (“ABAT”), set forth in the press release dated April 4, 2005 and subsequent communications were misleading in that, among other things, they “described ABAT as a company with $40 million in revenues and 1,200 employees.” (Note that the revenues number in the press release was actually a revenue projection for 2005, not a claim with respect to historical revenues). On May 16, 2005, ABAT filed a Quarterly Report on Form 10-Q in which it stated that, as of April 5, 2005, it had 1,260 employees and a current backlog of approximately $29 million. The Company has confirmed the employee information with the provincial Department of Labor. In addition, scientists and management from Altair recently visited ABAT’s factory in Harbin, China and report finding research, development and production facilities that are actively producing thousands of batteries a day and actively working on a prototype battery with Altair’s nanomaterials. Specifically, ABAT has created test-quantities of polymer lithium ion batteries incorporating Altair’s advanced electrode materials and, in tests conducted in May 2005, such batteries are performing as expected and exhibit rapid charge and discharge times.

Altair is in the best financial and leadership position in the Company’s history, with over $30M in cash, a strong management team and an able Board of Directors. In the past nine months, the Company has sharpened its focus and reduced the number of product platforms to six. There are three platforms in the Performance Materials Division and three in the Life Science Division. Progress is being made in all six product platforms.

Altair has demonstrated significant improvements in commercializing its product technology. It has a clear vision, a strong business plan and is making substantial progress. Altair’s management team and Board of Directors are committed to increasing shareholder value.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The letter included in this Item 9.01 was was drafted by, or on behalf of, Rudi E. Moerck. The Company expressly disclaims any responsibility for, or the accuracy of, the information in the letter included in the Item 9.01 and is filing such letter solely in order to satisfy a requirement under Item 5.02 of Form 8-K.

99.1 Letter from Mr. Moerck to Mr. Gotcher dated May 20, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies, Inc.

Date: May 25, 2005	By:	/s/ Alan Gotcher
Alan Gotcher
Chief Executive Officer

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